EXHIBIT 10.1

ADVAXIS, INC.

DEBT CONVERSION AND REPAYMENT AGREEMENT

This Debt Conversion and Repayment Agreement (this “Agreement”) is made this 26th day of September, 2013 (the “Effective Date”), by and between Advaxis, Inc., a Delaware corporation (the “Company”) and Thomas A. Moore (“Holder”), a Director of the Company. The Company and Holder are sometimes referred to herein collectively as the “Parties.”

Recitals

Whereas, the Company desires to reduce the debt on its balance sheet in anticipation of completing a major financing and being listed on a major stock exchange (the “Financing”); and

Whereas, Holder currently holds one or more outstanding promissory notes of the Company with an aggregate principal amount and accrued and unpaid interest of Four Hundred Thirty-Two Thousand Sixty Six Dollars $423,883 (the “Moore Notes”) as of the date hereof issued pursuant to that certain Note Purchase Agreement dated September 22, 2008, as amended from time to time by and between the Company and Holder; and

Whereas, the Parties have reached an understanding for the repayment and partial conversion of the Moore Notes in connection with the Financing, which is illustrated on Annex A hereto.

Agreement

Now, Therefore, in consideration of the foregoing recitals and the mutual promises, representations, warranties, and covenants hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the premises set forth herein, the Parties hereto agree as follows:

1.	Partial Cash Payment and Partial Debt Conversion

Holder and the Company agree to the payment in full of all of the Company’s obligations under the Moore Notes as follows:

(a) $100,000 Payment after Financing Closing. Within five (5) business days of the closing of the Financing, the Company shall pay, or arrange for the payment of, the sum of One Hundred Thousand Dollars ($100,000), by wire transfer of immediately available funds to such account as instructed in writing to the Company by Holder. Holder shall provide Company in writing such account information no later than the date of the closing of the Financing. Such payment shall be in partial repayment of the outstanding balance under the Moore Notes.

(b) Conversion. Upon the closing of the Financing, a sum equal to one-half of the then outstanding aggregate principal amount of the Moore Notes plus accrued and unpaid interest thereon less the payment in (a) above shall automatically convert into securities of the Company as provided in Section 2 hereof.

(c) Final Payment. No later than three (3) months after the closing of the Financing, the Company shall pay, or arrange for the payment in full of the then outstanding aggregate principal amount of the Moore Notes plus accrued and unpaid interest thereon, by wire transfer of immediately available funds to the account instructed in writing to the Company by Holder in (a) above. Such payment shall be the final payment of all outstanding balances under the Moore Notes.

(d) Acknowledgment. The Parties acknowledge and agree that after taking into account the payment of the sum as provided in (a) above, automatic conversion into securities of the Company as provided in (b) above, and payment of the sum provided in (c) above, no further amounts shall be due and outstanding under the Moore Notes and any and all obligations of the Company under the Moore Notes shall automatically, and without further action, terminate and be null and void, and Holder hereby authorizes the Company to file a UCC-3 or other appropriate form, if applicable, to terminate any and all liens against the assets and property of the Company, including the Company's intellectual property, trademarks and trade names, or other security interest of Holder.

2.	Partial Conversion into Company Securities

(a) Holder agrees that, effective upon the closing of the Financing, a sum equal to 50% of (the then outstanding aggregate principal amount and accrued and unpaid interest on the Moore Notes) less (One Hundred Thousand Dollars ($100,000)) shall automatically convert (“Debt Conversion”), without any action on the part of the Company or the Holder, into shares of common stock, par value $0.001, of the Company (the “Conversion Shares”) and, if any are offered and sold in the Financing, warrants to purchase common stock of the Company (“Conversion Warrants,” and together with the Conversion Shares the “Conversion Securities”), at a conversion price equal to the public offering price of such Company securities in the Financing. The Conversion Warrants, if any, will have the same terms as the warrants offered by the Company, if any, in the Financing and will be issued in the same ratio to the Conversion Shares as the ratio of the warrants to the shares of common stock issued to purchasers in the Financing. Effective upon the closing of the Financing, the converted Moore Notes shall no longer be outstanding and shall represent only the right to receive the Conversion Securities.

(b) The Company shall comply with all legal requirements applicable and take such other actions as may be necessary to effectuate the Debt Conversion, including, but not limited to, providing notices to, and responding to queries from, all applicable regulatory authorities and stock exchanges and obtaining all necessary regulatory and third party consents.

(c) The Company shall send to Holder at least two (2) business days prior to the closing of the Financing a notice indicating the amount of unpaid interest accrued through the date of the closing of the Financing and the number of Conversion Securities Holder will be issued upon the Debt Conversion. Within five (5) business days of the closing of the Financing, the Company shall deliver, or arrange for delivery of, the Conversion Securities in the name of the Holder to the address of the Holder set forth in Section 7.

(d) In the event that, as a result of the Debt Conversion, fractions of shares or warrants would be required to be issued, such fractional shares or warrants, as the case may be, shall be rounded up or down to the nearest whole share or whole warrant, as the case may be. The Company shall pay any documentary, stamp or similar issue or transfer tax due on such Debt Conversion.

3.	Cancellation of Moore Notes

Prior to the payment of the sums as provided in Section 1 above, and the automatic conversion into the Conversion Securities as provided in Section 2 above, Holder shall deliver the relevant Moore Notes for cancellation in part or in whole, as the case may be. If Holder has lost the Moore Notes and is unable to deliver the relevant Moore Notes for cancellation as appropriate, Holder shall submit an affidavit of loss and indemnity agreement so that the Moore Notes may be replaced and deemed cancelled in accordance with the terms hereof.

4.	Representations and Warranties of the Company

The Company hereby represents and warrants to Holder that as of the date hereof and as of the closing of the Financing:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to (i) own, operate and occupy its properties and to carry on its business as presently conducted and (ii) enter into this Agreement and the other agreements, instruments and documents contemplated hereby, and to consummate the transactions contemplated hereby and thereby. The Company is qualified to do business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on the Company.

(b) All necessary corporate proceedings, votes, resolutions and approvals relating to the payments contemplated by Section 1 and the issuance and sale of the Conversion Securities contemplated by Section 2 will have been completed by the Company prior to such payment and issuance and sale, as the case may be. Upon execution, this Agreement will constitute a valid and legally binding obligation of the Company, enforceable in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) The Conversion Securities being issued pursuant to this Agreement will be, upon surrendering the Moore Notes in accordance with this Agreement, duly authorized, validly issued, fully paid and non-assessable.

5.	Representations and Warranties of Holder

Holder hereby represents and warrants to the Company that as of the date hereof and as of the closing of the Financing:

(a) Holder has full power and authority to enter into this Agreement. Upon execution, this Agreement will constitute a valid and legally binding obligation of Holder, enforceable in accordance with its terms except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(b) The Conversion Securities will be acquired for investment for Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and Holder has no present intention of selling, granting any participation in or otherwise distributing the same except in compliance with applicable U.S. securities laws.

(c) Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”).

(d) Holder is an experienced investor in securities of companies in the development stage, can bear the economic risk of its investment, including a total loss, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Conversion Securities. Holder has conducted his own due diligence review of the Company and received copies or originals of all documents he has requested from the Company.

(e) Holder understands that the issuance of the Conversion Securities is exempt from registration under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act that depends upon, among other things, the bona fide nature of the investment intent and the accuracy of Holder’s representations as expressed herein. Holder understands that the Conversion Securities are characterized as “restricted securities” under applicable U.S. federal and state securities laws.

(f) Holder acknowledges and agrees that the Conversion Securities may be required to be subject to a lock-up agreement in connection with the Financing. Holder agrees to execute a lock-up agreement with the relevant underwriters of such Financing in customary form consistent with this section.

6.	Legends.

The Parties understand and agree that the Conversion Securities will not be registered at the time of issuance, and the certificates evidencing the Conversion Securities may bear the following legends (or a substantially similar legend) and such other legends as may be required by applicable laws of any state or foreign jurisdiction:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO SUCH SECURITIES UNDER THE ACT OR UNLESS SUCH TRANSACTION IS IN COMPLIANCE WITH APPLICABLE FEDERAL AND STATE SECURITIES LAWS.”

7.	Miscellaneous

(a) Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law. The Parties hereby agree that any legal action, suit or proceeding arising out of or relating to this Agreement will be brought in federal or state court located in Delaware.

(b) Entire Agreement; Amendments. This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof. Except as otherwise expressly provided herein, neither this Agreement nor any term hereof or thereof may be amended, waived, discharged or terminated, except by a written instrument signed by the Company and Holder.

(c) Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to be effective upon delivery when delivered (i) personally; (ii) by e-mail, provided a positive transmission report is received and a copy is mailed no later than the next business day through a nationally recognized overnight delivery service; or (iii) by overnight delivery with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses for such communications will be, in the case of Holder:

Thomas A. Moore
moore@advaxis.com

and in the case of the Company:

Mark Rosenblum
Chief Financial Officer
Advaxis, Inc.
305 College Road East
Princeton, NJ 08540
rosenblum@advaxis.com

or at such other mailing address or e-mail address as the receiving party will have furnished to the sending party in writing.

(d) Severability. The representations, warranties, covenants and agreements made and incorporated by reference herein will survive any investigation made by or on behalf of Holder or the Company, and will survive for two (2) years after the Effective Date.

(e) Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof will inure to the benefit of, and be binding upon, the respective successors, assigns, heirs, executors and administrators of the Parties hereto. Holder may transfer or assign all or any portion of its rights under this Agreement to any person or entity permitted under applicable securities laws.

(f) Interpretations. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons or entity or entities may require. All references to “$” or dollars herein will be construed to refer to U.S. dollars. The titles of the Sections and subsections of this Agreement are for convenience or reference only and are not to be considered in construing this Agreement. All references to “including” shall be deemed to mean “including, without limitation.”

(g) Severability. In case any provision of this Agreement is determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(h) Counterparts. This Agreement may be executed in counterparts, each of which when so executed and delivered will constitute a complete and original instrument but all of which together will constitute one and the same agreement, and it will not be necessary when making proof of this Agreement or any counterpart thereof to account for any counterpart other than the counterpart of the party against whom enforcement is sought.

In Witness Whereof, the Parties have executed this Debt Conversion Agreement as of the date set forth in the first paragraph hereof.

Company:

Advaxis, Inc.

By:	/s/Mark J. Rosenblum

Name:	Mark J. Rosenblum
Title:	Chief Financial Officer

HOLDER:

Thomas A. Moore

/s/ Thomas A. Moore

ANNEX A